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                1st STATE BANCORP, INC.
         MANAGEMENT RECOGNITION PLAN COMMITTEE

                    NOTICE OF AWARD

     WHEREAS, the Board of Directors of 1st State Bancorp, Inc.
(the "Company") has previously adopted the 1st State Bancorp,
Inc. Management Recognition Plan (the "Plan"); and

     WHEREAS, the Board of Directors of the Company has previously appointed Directors __________________,
__________________ and __________________ as members of the
Management Recognition Plan Committee (the "Committee") pursuant to the terms of the Plan, and by resolution dated _____________
___, 20___ the Committee made awards under the Plan.

     PLEASE TAKE NOTICE, that the following individual be granted an award under the Plan ("Plan Share Award"), effective
__________________________:

                                   Number of Shares Subject to
          Recipient                     Plan Share Award
          ---------                ---------------------------

     ____________________                      ____


     AND BE IT FURTHER RESOLVED, that the Plan Share Award specified herein shall be subject to the restrictions and other provisions of Section 7.01 of the Plan.

Date of Notice:

_____________, 200__

                              1st STATE BANCORP, INC.
                              MANAGEMENT RECOGNITION PLAN
                              COMMITTEE

                              By: _________________________
                                    Its Chairman